FOR IMMEDIATE RELEASE

Ann Parker, Director
Investor Relations
(T) 605-988-1000
ann.parker@lodgenet.com

LODGENET ENTERTAINMENT CORPORATION COMMENCES
CASH TENDER OFFER AND CONSENT SOLICITATION
FOR ITS 10 1/4% SENIOR NOTES DUE 2006

     SIOUX FALLS, SD, June 3, 2003 – LodgeNet Entertainment Corporation (Nasdaq: LNET) announced today that it commenced a cash tender offer and consent solicitation for all of its $150,000,000 outstanding principal amount of its 10 1/4% Senior Notes due 2006. The total consideration to be paid for each validly tendered Note will be equal to $1,026.88 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the date of payment.

     The total consideration includes a consent payment of $20.00 per $1,000 principal amount of Notes payable only to holders who tender their Notes and validly deliver their consents prior to the consent date. Holders who tender their Notes after the consent date will receive the total consideration less the consent payment of $20.00, or $1,006.88 per $1,000 principal amount of the Notes.

     In conjunction with the tender offer, consents are being solicited to effect certain proposed amendments to the Indenture governing the Notes. Among other things, these amendments would eliminate substantially all of the Indenture’s restrictive covenants and would amend certain other provisions contained in the Indenture, including reduction of the notice period necessary for a redemption of the Notes to three business days from thirty calendar days. Adoption of the proposed amendments requires the consent of the holders of at least a majority of the principal amount of the Notes outstanding. Holders who tender their Notes will be required to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their Notes in the tender offer.

     The tender offer is conditioned upon, among other things, the receipt of consents necessary to adopt the proposed amendments and the completion by LodgeNet of certain related financing transactions.

     The consent solicitation will expire at 5:00 p.m., New York City time, on June 11, 2003, unless terminated or extended. The tender offer will expire 12:00 Midnight, New York City time, on June 30, 2003, unless terminated or extended. Notes validly tendered prior to the consent date may not be withdrawn and consents may not be revoked after the consent date. Notes tendered after the consent date may be withdrawn at any time before the expiration date of the tender offer.

     Bear, Stearns & Co., Inc. is acting as the exclusive dealer manager and solicitation agent for the tender offer and the consent solicitation. The depositary for the tender offer is HSBC Bank USA. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated June 3, 2003, and a related Letter of Transmittal and Consent, which more fully set forth the terms and conditions of the tender offer and consent solicitation.

     Questions regarding the tender offer and consent solicitation may be directed to Bear, Stearns & Co. Inc., Global Liability Management Group at (877) 696-2327. Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to D. F. King & Co., Inc., at (212) 269-5550.

     This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the Notes. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement.

About LodgeNet

     LodgeNet Entertainment Corporation is a broadband, interactive services provider which specializes in the delivery of interactive television and Internet access services to the lodging industry throughout the United States and Canada as well as select international markets. These services include on-demand digital movies, music and music videos, Nintendo® video games, high-speed Internet access and other interactive television services designed to serve the needs of the lodging industry and the traveling public. As one of the largest companies in the industry, LodgeNet provides services to more than 960,000 rooms in more than 5,700 hotel properties worldwide. LodgeNet is listed on the NASDAQ and trades under the symbol LNET.

Forward-Looking Statements

     Certain statements contained in this press release may be deemed to be forward-looking statements under the federal securities laws, and LodgeNet intend that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements are those which use words such as “believe,” “expect,” “anticipate,” “intend,” “no assurance,” “plan,” “may,” “will,” “should,” “could,” “estimate,” “project,” “predict,” “continue” or other comparable expressions. These words indicate future events and trends. Forward-looking statements are current views with respect to future events and financial performance. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ significantly from historical or anticipated results. These forward-looking statements speak only as of the date of this press release. LodgeNet expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any changes in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

     More information about potential factors which could affect LodgeNet’s business and financial results is included in LodgeNet’s Form 10-K for the fiscal year ended December 31, 2002, its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, and other periodic reports and filings, including the Prospectus Supplement filed on June 3, 2003 with the United States Securities and Exchange Commission. All forward-looking statements are based on information available to LodgeNet on the date hereof and LodgeNet does not assume any obligation to update such statements. Investors and security holders may obtain a free copy of the Annual and Quarterly Reports and other documents filed by LodgeNet with the Commission at the Commission’s web site at http://www.sec.gov.

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